Exhibit 99.1

Brennen Arndt

Thank you. I’m joined by Jeff Quinn, President and Chief Executive Officer.  Before I introduce Jeff, I’d like to remind everyone that our remarks today will include certain statements that are forward-looking and subject to various risks and uncertainties including - but not limited to - the specific factors summarized in our Form 10-Q for the period ended September 30, 2017 and our Annual Report on Form 10-K for the year ended December 31, 2016.  This information represents our best judgment based on today's information – however -- actual results may vary based on these risks and uncertainties.  The company undertakes no obligation to update or revise any forward-looking statements.

A final point - given that the FTC has now initiated administrative proceedings against the transaction, we apologize that we are unable to answer any questions following our prepared remarks.

Thank you.  I’ll now turn the call over to Jeff.

Jeff Quinn

Thanks Brennen, and thank you for joining us today. I want to share our perspective on recent developments regarding our acquisition of Cristal TiO2, as well as provide our view of the path forward.

First, let me reaffirm that we are very confident that the transaction can be completed.

This is a highly synergistic acquisition that we believe will enhance competition in the TiO2 industry and benefit our customers around the world.  The combined company would be a stronger competitor within a more competitive industry.

As you have heard us say consistently since the day we announced the transaction, this is all about increasing asset utilization, unlocking incremental product volumes and lowering our cost position.  We believe the result of our combination would be expanded production and enhanced competition – to the benefit of customers throughout North America and the world.

Most importantly, our acquisition integration planning continues to proceed on schedule -- so that from day one we can begin to realize the substantial value creation enabled by our combination.

As you know, we have received approval for the transaction from 6 of the 9 regulatory jurisdictions. Reviews in the U.S., the EU and Saudi Arabia are ongoing.

Here in the U.S, yes, we were extremely disappointed to see the FTC file to block the acquisition. We have very differing views on the size and structure of the global TiO2 market.

We believe the appropriate geographic market is the global TiO2 market and we believe the relevant product market includes TiO2 produced from both the chloride and sulfate processes.

Counter to the conclusions drawn by the government, the combined company will have powerful incentives to run its pigment plants at full capacity, regardless of the activities of its competitors.  The transaction’s compelling economic rationale rests on the combined firm’s ability to fully capture all potential synergies to safely expand production at a lower cost per ton.

In speaking with investors and in our 8-K filing last week, we stated that the HSR waiting period expired on December 1, 2017. Our understanding was based upon an unambiguous letter of October 25, 2017 between counsel in which we agreed that the HSR waiting period would be extended to December 1 and that the waiting period would expire at 11:59 p.m. ET on that date.

After the date passed, we had a duty to update our public disclosure since we had discussed the issue last week. In our disclosure, we were careful to note that the agency had not closed its investigation and that, even though the waiting period had expired, there was the potential for future agency action -- although, based upon advice of counsel, we felt that such action would be unusual.

Obviously, the agency has a different view of the effect of the December 1st date.  But our counsel has advised us that, in a situation in which the FTC is still considering action to block a transaction, it is unprecedented for the agreed waiting period to expire without any communication from the FTC revealing that intention.

Although this disconnect is very frustrating for us, the more important subject is the path forward.  As is typical in a regulatory review process of this nature, we will pursue a two-pronged approach.

•	First, we will be prepared to protect the interest of the company and our shareholders by defending our legal position in the appropriate administrative and judicial forums, and

•	Second, we will seek to engage in meaningful discussions regarding potentially appropriate and reasonable remedies to address concerns of the FTC.

Though our opinions of the relevant facts and appropriate application of the law do differ, we have great respect for the FTC as a regulatory agency and will continue to work constructively to reach a resolution. Since our original application was filed almost nine months ago we have cooperated fully and completely with the agency and have had a constructive relationship.

While it is our obligation, and our right to defend our position we are not in the business of litigation.

As we consistently said, though we still maintain the transaction should be allowed to proceed, we are always willing to consider appropriate and reasonable remedial action to address the commission’s concerns. We believe there are remedial measures that will address the agency’s concerns, as we now understand them fully with receipt of the administrative complaint.

In the EU, we have had meaningful discussion in that last few days that allow us to gain a better understanding of the EU’s position and, if necessary, we are preparing to engage in meaningful discussions regarding reasonable remedies.  Any agreed remedy could require some additional time to conclude, but we would be focused on securing the resolution with the EU as quickly as possible in the course of the next few months.

There are no remedial activities anticipated in Saudi Arabia

The perspective I want to ensure you take away from our brief remarks today is that the value creation of this transaction is robust under any reasonable remedial scenario.  While there can be no certainty that remedial discussions will be successful, we believe there is a range of potential actions that would work for us and address the concerns of the agencies.

We believe that given the nature and location of the synergies, there would be a limited impact on overall synergies in any remedial scenario -- as the majority of the synergies are related to SG&A reductions, and operational improvements in non-U.S. facilities.

We also believe that the net impact of reasonable remedies would have little adverse impact on our vertical integration strategy and our ability to run our mineral sands assets at full utilization across the cycle.

Moreover, we believe the net impact of reasonable remedies, if we were forced to sell a U.S. asset or part of a U.S. asset that we purchased, given current market conditions, would not materially detract from the overall attractiveness of the transaction and would still create significant shareholder value.

Lastly, the impact of the timing of any agreed remedies should be a matter of additional months and not additional quarters.

In closing,

•	We are very confident that the transaction will be completed

•	Any reasonable remedies will have minimal impact on synergies and shareholder value creation, and

•	We will continue our two-pronged approach with the intent to complete the transaction in the near future and create significant shareholder value.

Thank you